Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President-Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS RECORD FIRST QUARTER:
NET EARNINGS INCREASE 35 PERCENT

DES MOINES, IA, Oct. 27, 2004-Meredith Corporation (NYSE: MDP) today reported record first quarter results. Net earnings increased 35 percent to $25.6 million, or $0.50 per share, in the first quarter of fiscal 2005 compared with $19.1 million or $0.37 per share in the prior-year quarter. Total Company revenues rose 6 percent to $288.9 million and advertising revenues increased 10 percent.

"Both of our business groups produced outstanding profit growth and margin expansion," said William T. Kerr, Chairman and Chief Executive Officer. "We are extremely pleased to report a record quarter in this volatile and uncertain advertising environment. This strong performance comes on the heels of a record fiscal 2004 and once again validates that our core strategies are on target with advertisers and consumers."

OPERATING HIGHLIGHTS

Publishing

Publishing revenues grew 4 percent to $215.6 million and operating profit rose 17 percent to $38.6 million. Operating profit margin increased to 17.9 percent from 16 percent. This performance was due to gains in magazine advertising, increased circulation profit and growth in Integrated Marketing, partially offset by lower results in books.

Publishing advertising revenues grew 8 percent. The Company's two largest magazines-Better Homes and Gardens and Ladies' Home Journal-increased their combined share of advertising revenue in the women's service field by more than one percentage point to 44.8 percent for the 12 months ended with the September issues, according to Publisher's Information Bureau. Country Home and Traditional Home each gained share in its competitive set as well.

MORE magazine continued to produce outstanding results, with advertising pages up more than 30 percent in the quarter. "In September, we raised MORE's rate base to 1 million, which will attract more non-endemic advertising," Kerr said. "In particular, automotive, retail, home and entertainment are important non-endemic categories for MORE."

The Company increased circulation profit in the quarter. "Our long-term direct-to-publisher circulation strategy continues to produce healthy profits. In addition, our strategy distinguishes us in the marketplace in light of the questionable circulation practices of some members of the newspaper and magazine industries," Kerr said.

Meredith's Integrated Marketing operations grew revenues and operating profit significantly in the first quarter. Results in books were lower due to timing of the book release schedule compared with the prior year. However, based on books that will be published in fiscal 2005, the Company believes its book business will produce strong revenue and operating profit growth for the full fiscal year ending June 30, 2005.

Broadcasting

Broadcasting revenues increased 11 percent to $73.3 million and operating profit grew 40 percent to $14.6 million. EBITDA (earnings before interest, taxes, depreciation and amortization) margin increased to 27.5 percent from 24.1 percent. Meredith benefited from $6.4 million in net political advertising in the quarter, and posted gains in both local and national non-political advertising as well.

"The quarter's strong performance was broad-based throughout the group," Kerr said. "In particular, we benefited from strong results at both of our stations in our Portland duopoly, our NBC affiliate in Nashville and our CBS affiliate in Kansas City."

The Company's Broadcasting Group continued to grow audience share in the July ratings book for the key adult 25-54 demographic. In particular, the Company's CBS affiliate in Hartford, WFSB, grew audience share for every weekday newscast by at least 24 percent. The Company's FOX affiliate in Portland, KPTV, increased share for every newscast as well. Meredith's CBS affiliates in Kansas City and Phoenix and its NBC affiliate in Nashville each posted strong gains for its late newscast.

During the first quarter Meredith completed its acquisition of WFLI, the WB affiliate in Chattanooga, TN. It also began broadcasting all-news programming on WNEM-AM in Saginaw, MI, a radio station acquired in late fiscal 2004.

OTHER FINANCIAL INFORMATION

The Company repurchased nearly 650,000 shares in the first quarter, as compared with approximately 750,000 for all of fiscal 2004.

Net interest expense declined to $5 million in the first quarter of fiscal 2005, compared with $5.8 million in the prior-year period. Total debt was $300 million at September 30, 2004. Capital expenditures were $4.2 million for the first quarter of fiscal 2005.

All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached statement of earnings.

OUTLOOK

Meredith anticipates that fiscal 2005 will be another strong year. The Company believes the current First Call mean estimate of $2.63 per share for fiscal 2005 is achievable. However, the current First Call mean estimates for the remaining quarters of fiscal 2005 require some rebalancing, primarily due to shifts in advertising spending caused partially by general economic uncertainty approaching the Presidential election.

For the second quarter of fiscal 2005, Broadcasting pacings, which are a snapshot in time and change frequently, are currently running up nearly 20 percent. With one week left before the election, Meredith expects to book $11 to $13 million in net political advertising in the second quarter.

The Company expects its Publishing Group to grow operating profit in the low- double digits for the second quarter due to improved net yield per advertising page, increased circulation profit, strong results from its book business, and disciplined expense management. Publishing advertising revenues are expected to be down in the mid-single digits reflecting comparisons with strong results in the prior-year quarter and continuing period-to-period volatility in the advertising marketplace. Total Publishing revenues are expected to decline in the low-single digits in the second quarter due to the expected advertising performance partially offset by gains in books.

Given these factors, Meredith expects second quarter earnings per share will increase 40 to 45 percent from the $0.38 per share it earned in the prior-year quarter.

CONFERENCE CALL WEBCAST

Meredith will host a conference call on October 27, 2004 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss fiscal first quarter results. A live webcast will be accessible to the public on the Company's website www.meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP MEASURES

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information regarding, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. EBITDA is a common alternative measure of performance used by investors and financial analysts. Meredith does not use EBITDA as a measure of liquidity, nor is EBITDA necessarily indicative of funds available for management's discretionary use.

Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "GAAP-Non-GAAP Reconciliation" in the navigation bar on the left side of the page.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding broadcast pacings and publishing advertising revenues and operating profit for the second quarter of fiscal 2005, along with the Company's earnings per share outlook for the second quarter of fiscal 2005 and the full fiscal year.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns 13 television stations including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings - Unaudited

	Three Months Ended September 30		Percent Change
	2004	2003
(In thousands except per share)
Revenues
Advertising	$180,591	$164,867	9.5%
Circulation	58,226	60,631	(4.0)%
All other	50,046	47,172	6.1%
Total revenues	288,863	272,670	5.9%
Operating costs and expenses
Production, distribution and editorial	129,176	123,051	5.0%
Selling, general and administrative	104,498	104,038	0.4%
Depreciation and amortization	8,431	8,704	(3.1)%
Total operating costs and expenses	242,105	235,793	2.7%
Income from operations	46,758	36,877	26.8%
Interest income	217	49	342.9%
Interest expense	(5,172)	(5,848)	(11.6)%
Earnings before income taxes	41,803	31,078	34.5%
Income taxes	16,179	12,028	34.5%
Net earnings	$25,624	$19,050	34.5%

Basic earnings per share	$0.51	$0.38	34.2%
Basic average shares outstanding	50,267	50,179	0.2%

Diluted earnings per share	$0.50	$0.37	35.1%
Diluted average shares outstanding	51,658	51,557	0.2%

Dividends paid per share	$0.120	$0.095	26.3%

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months Ended September 30		Percent Change
	2004	2003
(In thousands)
Revenues
Publishing	$215,578	$206,671	4.3%
Broadcasting
Non-political advertising	65,464	63,907	2.4%
Political advertising	6,378	349	1,727.5%
Other revenues	1,443	1,743	(17.2)%
Total broadcasting	73,285	65,999	11.0%
Total revenues	$288,863	$272,670	5.9%

Operating Profit
Publishing	$38,586	$33,000	16.9%
Broadcasting	14,641	10,424	40.5%
Unallocated corporate	(6,469)	(6,547)	1.2%
Income from operations	$46,758	$36,877	26.8%

Depreciation and amortization
Publishing	$2,345	$2,519	(6.9)%
Broadcasting	5,493	5,513	(0.4)%
Unallocated corporate	593	672	(11.8)%
Total depreciation and amortization	$8,431	$8,704	(3.1)%

EBITDA
Publishing	$40,931	$35,519	15.2%
Broadcasting	20,134	15,937	26.3%
Unallocated corporate	(5,876)	(5,875)	(0.0)%
Total EBITDA	$55,189	$45,581	21.1%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

Assets	(Unaudited) September 30 2004	June 30 2004
(In thousands)
Current assets
Cash and cash equivalents	$53,755	$58,723
Accounts receivable, net	168,048	164,876
Other current assets	107,887	90,415
Total current assets	329,690	314,014
Property, plant and equipment, net	193,822	195,799
Other assets	95,503	90,843
Intangibles, net	679,065	673,968
Goodwill	192,481	191,303
Total assets	$1,490,561	$1,465,927

Liabilities and Shareholders' Equity	(Unaudited) September 30 2004	June 30 2004
(In thousands)
Current liabilities
Current portion of long-term debt	$125,000	$75,000
Accounts payable and accruals	150,936	143,843
Other current liabilities	164,490	152,118
Total current liabilities	440,426	370,961
Long-term debt	175,000	225,000
Other noncurrent liabilities	292,943	281,236
Total liabilities	908,369	877,197
Shareholders' equity
Common stock	40,354	40,802
Class B stock	9,645	9,683
Other shareholders' equity	532,193	538,245
Total shareholders' equity	582,192	588,730
Total liabilities and shareholders' equity	$1,490,561	$1,465,927

Meredith Corporation and Subsidiaries	Table 1

Consolidated EBITDA, which is reconciled to net earnings in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization. Segment EBITDA is a measure of segment earnings before depreciation and amortization. Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended September 30 2004
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$215,578	$73,285	$-	$288,863
Operating profit	$38,586	$14,641	$(6,469)	$46,758
Depreciation and amortization	2,345	5,493	593	8,431
EBITDA	$40,931	$20,134	$(5,876)	55,189
Less:
Depreciation and amortization				(8,431)
Net interest expense				(4,955)
Income taxes				(16,179)
Net earnings				$25,624
Segment EBITDA margin	19.0%	27.5%

	Three Months ended September 30 2003
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$206,671	$65,999	$-	$272,670
Operating profit	$33,000	$10,424	$(6,547)	$36,877
Depreciation and amortization	2,519	5,513	672	8,704
EBITDA	$35,519	$15,937	$(5,875)	45,581
Less:
Depreciation and amortization				(8,704)
Net interest expense				(5,799)
Income taxes				(12,028)
Net earnings				$19,050
Segment EBITDA margin	17.2%	24.1%